EXHIBIT 99.1

WORLD AIRWAYS ANNOUNCES TERMINATION

OF DEBENTURE EXCHANGE OFFER

PEACHTREE CITY, GA — October 10, 2003 — World Airways, Inc. (NASDAQ: WLDA) today announced that the exchange offer for its outstanding 8% Convertible Senior Subordinated Debentures due 2004 expired yesterday. The exchange offer was subject to various conditions, including the tender of at least $38,500,000 principal amount of existing debentures, representing approximately 95% of the outstanding existing debentures. At the expiration of the exchange offer, $7.2 million aggregate principal amount of existing debentures, representing 17.7% of the existing debentures outstanding, had been tendered. All existing debentures tendered pursuant to the exchange offer will be promptly returned to their holders.

The restructuring of the existing debentures remains a condition to the final approval by the Air Transportation Stabilization Board (ATSB) of a federal loan guarantee of $27 million in support of a $30 million new term loan facility the Company is seeking from commercial lenders. The Company said that it continues to pursue the ATSB-backed loan guarantee. Although the Company’s major debenture holders indicated in earlier discussions that they would not tender their debentures under the existing terms, World Airways said that it will continue to explore all available alternatives, and is continuing discussions with major holders of debentures regarding a possible transaction that would be acceptable to them and also satisfy the ATSB requirements.

According to Hollis Harris, World Airways chairman and CEO, “We’ve made tremendous progress this year, and our forecast for the third quarter and full year is strong. The federal loan guarantee is an important step in the effort to improve our balance sheet and support our future growth plans. We are absolutely committed to finding ways to come to an agreement with our major debenture holders and to securing approval of the federal loan guarantee.”

Utilizing a well-maintained fleet of international range, wide-body aircraft, World Airways, Inc. has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways, Inc. meets the needs of businesses and governments around the globe. For more information, visit the Company’s website at www.worldair.com.

      “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of, the Company in this release.